EXHIBIT 21.1

Subsidiaries of Viasystems Group, Inc.

September 30,
NAME OF ENTITY	JURISDICTION OF ORGANIZATION
Guangzhou Kalex Laminate Company Limited	China
Guangzhou Termbray Circuit Board Company Limited	China
Guangzhou Termbray Electronics Technologies Company Limited	China
Guangzhou Viasystems Commercial Technology Co. Limited	China
Kalex Circuit Board (China) Limited	Hong Kong
Kalex Circuit Board (Guangzhou) Limited	Hong Kong
Kalex Multi-Layer Circuit Board (Zhongshan) Limited	China
Merix Asia Limited	Hong Kong
Merix Asia, Inc.	Oregon
Merix Caymans Holding Company Limited	Cayman Islands
Merix Caymans Trading Company Limited	Cayman Islands
Merix Holding (Singapore) PTE Ltd.	Singapore
Merix Printed Circuits (Huizhou) Limited	China
Merix Printed Circuits Technology Limited	China
Merix Singapore Sales PTE Limited	Singapore
Print Service Holding NV	Netherlands
Qingdao Viasystems Telecommunications Technologies Company Limited	China
Shanghai Viasystems EMS Company Limited	China
Termbray Circuit Board Company Limited	Hong Kong
Termbray Laminate Company Limited	Hong Kong
Viasystems (BVI) Limited	British Virgin Islands
Viasystems (Singapore) PTE Ltd.	Singapore
Viasystems (South China) Company Limited	Hong Kong
Viasystems Asia Pacific Company Limited	Hong Kong
Viasystems Asia Pacific Property B.V.I. Limited	British Virgin Islands
Viasystems BV	Netherlands
Viasystems Canada Holdings, Inc.	Quebec
Viasystems Corporation	Oregon
Viasystems Electronics (Guangzhou) Company Limited	China
Viasystems EMS (Hong Kong) Company Limited	Hong Kong
Viasystems EMS (Shenzhen) Company Ltd.	China
Viasystems Europe Limited	United Kingdom
Viasystems International, Inc.	Delaware
Viasystems Kalex Printed Circuit Board Limited	Hong Kong
Viasystems Mommers BV	Netherlands
Viasystems Research & Development Centre (Guangzhou) Co. Ltd.	China
Viasystems Services BV	Netherlands
Viasystems Services Ltd.	Canada
Viasystems Technologies Corp., L.L.C.	Delaware
Viasystems ULC	Nova Scotia
Viasystems, Inc.	Delaware
Wirekraft Industries, LLC	Delaware